Exhibit 4.1

AMENDMENT NO. 1

TO

RIGHTS AGREEMENT

AMENDMENT NO. 1, dated as of December 20, 2006 (“First Amendment”), to the Rights Agreement (the “Rights Agreement”), January 24, 2001, between PRAECIS PHARMACEUTICALS INCORPORATED, a Delaware corporation (the “Company”) and American Stock Transfer and Trust Company, a New York banking corporation, as rights agent (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent have previously entered into the Rights Agreement; and

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its stockholders to amend the Rights Agreement as set forth herein immediately prior to and in connection with the execution of the Agreement and Plan of Merger by among SmithKline Beecham Corporation, a Pennsylvania corporation (“Parent”), Pilgrim Acquisition Corporation , a newly-formed Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company (as the same may be amended from time to time the “Merger Agreement”), pursuant to which, among other things, (i) Merger Sub will commence a cash tender offer (the “Offer”) to purchase all of the outstanding shares of common stock, par value $0.01 per share, of the Company and (ii) Merger Sub shall merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation; and

WHEREAS, the Company desires to amend the Rights Agreement prior to entering into the Merger Agreement to render the Rights inapplicable to the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement; and

WHEREAS, Section 27 of the Rights Agreement provides that prior to the Distribution Date, the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement without the approval of any holders of certificates representing shares of Common Stock; and

WHEREAS, the Board has determined that it is in the best interests of the Company and its stockholders and consistent with the objectives of the Board in adopting the Rights Agreement to amend the Rights Agreement prior to entering into the Merger Agreement to except from the operation of the Rights Agreement the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement; and

WHEREAS, at a duly convened special meeting, the Board approved the amendment of the Rights Agreement in the manner set forth herein; and

WHEREAS, the Company has delivered to the Rights Agent a certificate, dated as of the date hereof, of an appropriate officer of the Company certifying that this First Amendment is in compliance with the terms of Section 27 of the Rights Agreement and instructing the Rights Agent to execute and deliver this First Amendment, and this First Amendment has been executed and delivered by the Rights Agent and the Company prior to the Company entering into the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual agreements herein set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Rights Agent hereby agree as follows:

1.                                       Amendment of Section 1.  Section 1 of the Rights Agreement is supplemented to add the following definitions in the proper alphabetical order:

“‘Effective Time’ shall have the meaning set forth in the Merger Agreement.”

“‘Merger Agreement’ shall mean the Agreement and Plan of Merger by and among the Company, Parent and Merger Sub, as it may be amended from time to time.”

“‘Merger’ shall have the meaning set forth in the Merger Agreement.”

“‘Merger Sub’ shall mean Pilgrim Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent.”

“‘Parent’ shall mean SmithKline Beecham Corporation, a Pennsylvania corporation.”

“‘Offer’ shall mean the tender offer provided for in the Merger Agreement, as such offer may be amended from time to time.”

“‘Transactions’ shall mean (i) the announcement, approval, execution, delivery or amendment of the Merger Agreement, (ii) the announcement, commencement or amendment of the Offer, or the acceptance for payment of, or purchase or payment for, shares of Common Stock pursuant to the Offer, (iii) the announcement or consummation of the Merger, or (iv) the consummation of any of the other transactions contemplated by the Merger Agreement.”

2.                                       Amendment to Definition of “Acquiring Person.” Section 1(a) of the Rights Agreement is amended to add the following sentence after the last sentence thereof: “Notwithstanding the foregoing or any provision to the contrary in this Agreement, neither Parent nor Merger Sub, nor any of their respective Subsidiaries, Affiliates or Associates, are, nor shall any of them be deemed to be, an Acquiring Person by virtue of the Transactions.”

3.                                       Amendment to Definition of “Distribution Date.” Section 1(k) of the Rights Agreement is amended to add the following proviso to the end of the last sentence of such section: “; provided, however, that notwithstanding the foregoing, a Distribution Date shall not occur or be deemed to have occurred as a result of the Transactions.”

4.                                       Amendment to Definition of “Section 11(a)(ii) Event.” Section 1(cc) of the Rights Agreement is amended to add the following proviso to the end of the last sentence of such section: “; provided, however, that notwithstanding the foregoing, a Section 11(a)(ii) Event shall not occur or be deemed to have occurred as a result of the Transactions.”

5.                                       Amendment to Definition of “Section 13 Event.” Section 1(dd) of the Rights Agreement is amended to add the following proviso to the end of the last sentence of such section: “; provided, however, that notwithstanding the foregoing, a Section 13 Event shall not occur or be deemed to have occurred as a result of the Transactions “

6.                                       Amendment to Definition of “Stock Acquisition Date.” Section 1(ff) of the Rights Agreement is amended to add the following proviso to the end of the last sentence of such section: “; provided, however, that notwithstanding the foregoing, a Stock Acquisition Date shall not occur or be deemed to have occurred as a result of the Transactions.”

7.                                       Amendment to Definition of “Triggering Event.” Section 1(kk) of the Rights Agreement is amended to add the following proviso to the end of the last sentence of such section: “; provided, however, that notwithstanding the foregoing, a Triggering Event shall not occur or be deemed to have occurred as a result of the Transactions.”

8.                                       Amendment to Section (3)(a).  Section 3(a) of the Rights Agreement is amended and restated in its entirety to read as follows:

“(a) Until the earlier of (i) the close of business on the tenth day after the Stock Acquisition Date (or, if the tenth day after the Stock Acquisition Date occurs before the Record Date, the close of business on the Record Date), or (ii) the close of business on the tenth Business Day (or such later date as the Board shall determine) after the date that a tender or exchange offer by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan) is first published or sent or given within the meaning of Rule 14d- 2(a) of the General Rules and

Regulations under the Exchange Act, if upon consummation thereof, such Person would become an Acquiring Person, in either instance other than pursuant to a Qualified Offer (the earlier of (i) and (ii) being herein referred to as the ‘Distribution Date’, provided, however, that notwithstanding the foregoing, a Distribution Date shall not occur or be deemed to have occurred as a result of the Transactions), (x) the Rights will be evidenced (subject to the provisions of paragraph (b) of this Section 3) by the certificates for the Common Stock registered in the names of the holders of the Common Stock (which certificates for Common Stock shall be deemed also to be certificates for Rights) and not by separate certificates, and (y) the Rights will be transferable only in connection with the transfer of the underlying shares of Common Stock (including a transfer to the Company).  As soon as practicable after the Distribution Date, the Rights Agent will send by first-class, insured, postage-prepaid mail, to each record holder of the Common Stock as of the close of business on the Distribution Date, at the address of such holder shown on the records of the Company, one or more right certificates, in substantially the form of Exhibit B hereto (the ‘Rights Certificates’), evidencing one Right for each share of Common Stock so held, subject to adjustment as provided herein.  In the event that an adjustment in the number of Rights per share of Common Stock has been made pursuant to Section 11(p) hereof, at the time of distribution of the Rights Certificates, the Company shall make the necessary and appropriate rounding adjustments (in accordance with Section 14(a) hereof) so that Rights Certificates representing only whole numbers of Rights are distributed and cash is paid in lieu of any fractional Rights.  As of and after the Distribution Date, the Rights will be evidenced solely by such Rights Certificates.”

9.                                       Amendment to Section (7)(a).  Section 7(a) of the Rights Agreement is amended and restated in its entirety to read as follows:

“(a) Subject to Section 7(e) hereof, at any time after the Distribution Date, the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including, without limitation, the restrictions on exercisability set forth in Section 9(c), Section 11(a)(iii) and Section 23(a) hereof) in whole or in part upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the principal office or offices of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to the total number of one one-thousandths of a share (or other securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercisable, at or prior to the earliest of (i) 5:00 P.M., New York City time, on February 5, 2011, or such later date as may be established by the Board of Directors prior to the expiration of the Rights (such date, as it may be extended by the Board, the ‘Final Expiration Date’, (ii) the time at which the Rights are redeemed or exchanged as provided in Section 23 and Section 24 hereof, or (iii) the Effective Time (the earliest of (i), (ii) and (iii) being herein referred to as the ‘Expiration Date’).”

10.                                 Amendment to Section 11(a)(ii).  Section 11(a)(ii) of the Rights Agreement is amended to add the following proviso to the end of the last sentence of such section: “; provided, however, that notwithstanding the foregoing, no provision for adjustment shall be made pursuant to this Section 11(a)(ii) as a result of the Transactions.”

11.                                 Amendment to Section 13(a).  Section 13(a) of the Rights Agreement is amended to add the following proviso to the end of the last sentence of such section: “; provided, however, that notwithstanding the foregoing, no provision for adjustment shall be made pursuant to this Section 13(a) as a result of the Transactions.”

12.                                 Addition of new Section 25(c).  A new Section 25(c) is hereby added reading in its entirety as follows:

“(c) Notwithstanding the foregoing or any provision to the contrary in this Agreement, the Company shall not be required to give any notice contemplated by this Section 25 in connection with the Merger provided that the Company will endeavor to provide the Rights Agent with notice of the Effective Time.”

13.                                 Termination of Merger Agreement.  This First Amendment shall terminate automatically and be of no further force and effect from and after the termination of the Merger Agreement prior to the Purchase Time (as defined in the Merger Agreement), whereupon the Rights Agreement shall automatically be the same as it existed immediately prior to the execution and delivery of this First Amendment; provided that for the avoidance of doubt, such termination of this First Amendment shall not affect the validity and effect of this First Amendment prior to such termination.

14.                                 Definitions.  Terms not otherwise defined in this First Amendment shall have the meaning ascribed to such terms in the Rights Agreement.  The term “Agreement” or “Rights Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby, and all references to the Agreement or Rights Agreement shall be deemed to include this First Amendment.

15.                                 Governing Law.  This First Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws.

16.                                 Counterparts and Facsimile Signature.  This First Amendment may be executed in counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.  This First Amendment may be executed by facsimile signature.

17.                                 Descriptive Headings.  Descriptive headings of the several Sections of this First Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

18.                                 Severability.  If any term or provision hereof or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions hereof or the application of such term or provision to circumstances other than those as to which it is held invalid or unenforceable.

19.                                 Effectiveness.  This First Amendment shall be effective as of the date first written above, and except as expressly set forth herein, the Rights Agreement shall remain in full force and effect and otherwise shall be unaffected hereby.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed as of the day and year first above written.

PRAECIS PHARMACEUTICALS INCORPORATED

/s/ Edward C. English
By:	Name:	Edward C. English
	Title:	Vice President, Chief Financial Officer and Treasurer

AMERICAN STOCK TRANSFER AND TRUST COMPANY

/s/ Herbert J. Lemmer
By:	Name:	Herbert J. Lemmer
	Title:	Vice President